UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 1, 2015

Graco Inc.

(Exact name of registrant as specified in charter)

Minnesota	001-09249	41-0285640
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 – 11th Avenue Northeast Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 623-6000

                                         Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously reported, Graco Inc. (the “Company”) and its subsidiary, Finishing Brands Holdings Inc. (“Finishing Brands Holdings” and, together with the Company, the “Sellers”) are parties to that certain Asset Purchase Agreement dated October 7, 2014 with Carlisle Companies Incorporated and its subsidiary, Carlisle Fluid Technologies, Inc. (collectively, the “Purchasers”), as amended by that certain Amendment No. 1 dated as of March 6, 2015 (the “Agreement”).

On April 1, 2015, the parties completed the transactions contemplated by the Agreement, resulting in the divestiture by the Sellers to the Purchasers of certain assets relating to the liquid finishing business operations that the Company acquired from Illinois Tool Works Inc. and its affiliates on April 2, 2012, including those involved in the development, manufacture and sale of Binks® spray finishing equipment, DeVilbiss® spray guns and accessories, Ransburg® electrostatic equipment and accessories, and BGK curing technology.

The purchase price paid to the Company on the closing date was $590 million. As described in the Agreement, the purchase price is subject to adjustment following the closing for working capital, cash and cash equivalents, and debt. Any adjustments required by the Agreement will be paid by the appropriate party in cash following the closing.

Item 8.01	Other Events.

On April 1, 2015, the Company issued a press release relating to the closing of the transactions contemplated by the Agreement, which press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit.

99.1 Press Release issued on April 1, 2015 by Graco Inc.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRACO INC.

Date: April 1, 2015	By:	/s/ Karen Park Gallivan
Karen Park Gallivan
Its: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description	Method of Filing
99.1	Press Release issued on April 1, 2015 by Graco Inc.	Filed Electronically